UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15 (d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 14, 2005

MYLAN LABORATORIES INC.

(Exact name of registrant as specified in its charter)

Pennsylvania (State or other jurisdiction of Incorporation)	1-9114 (Commission File Number)	25-1211621 (I.R.S. Employer Identification No.)

1500 Corporate Drive
Canonsburg, PA 15317
(Address of principal executive offices)

(724) 514-1800
(Registrant’s telephone number, including area code)

      Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

☒	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 1.01. Entry into Material Definitive Agreement.

      Mylan Laboratories Inc., a Pennsylvania corporation (the “Company”), has entered into a commitment letter, dated June 13, 2005 (the “Commitment Letter”), with Merrill Lynch Capital Corporation and Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill”) under which Merrill has committed, subject to the terms and conditions set forth in the Commitment Letter, to provide the Company with the following loan facilities totaling in the aggregate $975 million: (a) a senior secured five-year term loan facility in an aggregate principal amount of $775 million (the “Term Loan Facility”); and (b) a $200 million senior secured five-year revolving loan facility (together with the Term Loan Facility, the “Facilities”). Each of the Facilities will be secured by a perfected lien on, and pledge of, all of the capital stock of the Company’s direct and indirect subsidiaries (such pledge to be limited to 65% of the outstanding voting stock of any “controlled foreign corporation” as defined in Section 956 of the Internal Revenue Code, subject to certain exceptions). The Company will use the proceeds of the Facilities to finance in part its planned $1.00 billion modified “Dutch Auction” self tender offer for shares of its common stock (the “Self Tender Offer”) and its subsequent $250 million common stock repurchase program in the open market or otherwise (the “Share Repurchase Program”) and to pay related fees and expenses and for general corporate purposes. Notwithstanding the foregoing, the Company currently intends, subject to market conditions, to issue $500 million of notes, in which event the Term Loan Facility would be reduced on a dollar-for-dollar basis to $275 million. This summary description of the Commitment Letter does not purport to be complete and is qualified in its entirety by reference to the Commitment Letter, a copy of which will be filed as an exhibit to the Company’s Tender Offer Statement on Schedule TO which will be filed in connection with the Self Tender Offer.

Item 2.05. Costs Associated with Exit or Disposal Activities.

      On June 13, 2005, the Company’s Board of Directors approved a plan, effective immediately, to close the Company’s Mylan Bertek Pharmaceuticals Inc. subsidiary (“Mylan Bertek”) and will transfer responsibility for selling Mylan Bertek’s products to its Mylan Pharmaceuticals and UDL Laboratories Inc. subsidiaries. The Company estimates that it will incur approximately $17 million in restructuring charges and other non-recurring expenses, related to closing Mylan Bertek, including severance payments and other costs of employment terminations, which will be expensed and paid over the remainder of fiscal 2006.

Item 7.01. Regulation FD Disclosure.

      On June 14, 2005, the Company announced several key initiatives, including the Self Tender Offer and the Share Repurchase Program. The Company also announced that it will double its annual dividend from $0.12 to $0.24 per share, effective for the Company’s dividend to be paid for the quarter ending June 30, 2005. The quarterly dividend of $0.06 per share will be payable on July 15, 2005 to shareholders of record on June 30, 2005. In addition, the Company disclosed that it has decided to out-license nebivolol and that it will be closing its Mylan Bertek division. The Company also provided financial guidance for fiscal 2006 and 2007, forecasting adjusted diluted EPS for fiscal 2006 in the range of $0.92 to $1.15 and net revenues in the range of $1,135 million to $1,340 million, and projecting adjusted diluted EPS for fiscal 2007 in the range of $1.20 to $1.74 and net revenues in the range of $1,250 million to $1,600 million. A copy of the powerpoint presentation for the investor conference call the Company is hosting on June 14, 2005 is attached hereto as Exhibit 99.1. A copy of the Company’s June 14, 2005 press release is attached as Exhibit 99.2.

      The information in this report (including the exhibits) shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liability of that section, and shall not be incorporated by reference into any registration statement or other document filed under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01. Financial Statements and Exhibits.

(c)	Exhibits.

Exhibit No.	Description

99.1	PowerPoint presentation for the registrant’s June 14, 2005 Investor Conference Call.

99.2	Press release of the registrant, issued June 14, 2005.

SIGNATURE

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MYLAN LABORATORIES INC.
Date: June 14, 2005	By:	/s/ Edward J. Borkowski
Edward J. Borkowski
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	PowerPoint presentation for the registrant’s June 14, 2005 Investor Conference Call.

99.2	Press release of the registrant, issued June 14, 2005.